Exhibit 5(a)


                             Robert W. Stahman, Esq.
                                 General Counsel
                                  IDACORP, Inc.
                             1221 West Idaho Street
                             Boise, Idaho 83702-5627


                                                October 1, 1998


IDACORP, Inc.
1221 West Idaho Street
Boise, Idaho  83702-5627

Ladies and Gentlemen:

     I am General Counsel to IDACORP, Inc., an Idaho corporation (the "Company"), and have acted as such in connection with the Registration Statement on Form S-8 (the "Registration Statement"), which the Company proposes to file on or shortly after the date hereof under the Securities Act of 1933, as amended (the "Act").

     The Registration Statement relates to the issuance by the Company of 314,114 additional shares of its Common Stock, without par value (the "Stock"), and the Preferred Share Purchase Rights attached thereto (the "Rights"), which Rights will be issued as a dividend by the Company on October 1, 1998 to shareholders of record at the close of business on that date and will be distributed by the Company with all Common Stock issued thereafter (until the expiration date of the Rights) (the Stock and the Rights collectively referred to as the "Shares") pursuant to the Company's 1994 Restricted Stock Plan (the "Plan").

     For purposes of this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement; (ii) the Rights Agreement, dated as of September 10, 1998 between the Company and The Bank of New York, as Rights Agent (the "Rights Agreement");
(iii) the Restated  Articles of Incorporation and Amended Bylaws of the Company;
(iv) resolutions adopted by the Board of Directors of the Company relating to the Registration Statement, the Rights Agreement and the issuance and delivery of the Shares in connection with the Registration Statement; and (v) such other documents, certificates and records as I have deemed necessary or appropriate. In such examination I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as copies and the authenticity of the originals of such latter documents. As to any facts material to my opinion, I have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, records, certificates and documents.

     Based upon the foregoing, and subject to the qualifications and limitations herein expressed, I am of the opinion that:

          (1) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Idaho;

          (2) The Stock will be validly issued, fully paid and non-assessable and the Rights will be validly issued when (i) the Stock shall have been issued and delivered for the consideration contemplated in the Registration Statement and in accordance with the actions hereinabove mentioned and (ii) the Rights shall have been issued in accordance with the terms of the Rights Agreement and in accordance with the actions hereinabove mentioned; and

          (3) The Stock to be purchased in the open market is validly issued, fully paid and non-assessable, and the Rights attached thereto on and after the close of business on October 1, 1998 are validly issued and outstanding.

     The matters relating to the Shares are governed by the law of the State of Idaho. In regard to the Rights, I note that Section 30-1610 of the Idaho Control Share Acquisition Law and Section 30-1706 of the Idaho Business Combination Law each provides that nothing contained in either the Idaho Control Share Acquisition Law (Sections 30-1601 through 30-1614) or the Idaho Business Combination Law (Sections 30-1701 through 30-1710), respectively, is intended to limit the corporate powers or authority of an "issuing public corporation" (as defined in such statutes), such as the Company, to take actions "which the directors may appropriately determine to be in furtherance of the protection of the interests of the corporation and its shareholders, including without limitation the authority to . . . enter into . . . arrangements", such as the Rights Agreement, that "deny rights . . . to the holder or holders of at least a specified number of shares or percentage of share ownership or voting power in certain circumstances."

     Because I am not aware of any court decision applying the law of the State of Idaho that addresses the effect of these statutory provisions or the validity of plans similar to the Rights Agreement, it is difficult to predict how a court applying the law of the State of Idaho would rule with respect to the issues relating to the Rights. Nevertheless, I am able to advise you of my conclusion concerning how a court applying the law of the State of Idaho (including, but not limited to, Section 30- 1610 of the Idaho Control Share Acquisition Law and
Section 30- 1706 of the Idaho Business Combination Law) likely would rule. I have conferred with LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel to the Company, for purposes of rendering this opinion. LeBoeuf, Lamb, Greene & MacRae, L.L.P. and I have concluded that a court applying the law of the State of Idaho, when presented with novel questions concerning takeover matters, such as the effect of the statutory provisions cited above and the adoption by the Company of the Rights Agreement, most likely would apply the corporate law of the State of Delaware, the most fully developed body of corporate law in the United States. Accordingly, in rendering this opinion, I have assumed that Delaware corporate law, with which I am familiar, provides an indication of what standards a court would apply if it were required to apply the law of the State of Idaho considering the matters relating to the Rights.

     With respect to this opinion, I do not hold myself out as an expert on the laws of any state other than the State of Idaho. My opinions expressed above are limited to the laws of the State of Idaho, the General Corporation Law of the State of Delaware and the federal laws of the United States.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me contained therein under the heading "Interests of Named Experts and Counsel."

                                                Very truly yours,



                                                Robert W. Stahman